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                                                                    EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)

                                                                              YEAR ENDED MARCH 31,
                                                                     ---------------------------------------
                                                                        1997           1996           1995
                                                                     ---------      ---------      ---------
Primary:
Weighted average shares outstanding for the period...............       40,493         30,234         29,656
 Net effect of dilutive stock options-based on the treasury
      stock method using average market price....................                          --             --
                                                                         3,692
Common equivalent shares pursuant to Staff Accounting
  Bulletin No. 83................................................           --          4,990          5,166
                                                                     ---------      ---------      ---------
Shares used in computing per share amounts.......................       44,185         35,224         34,822
                                                                     =========      =========      =========
Net income (loss) available for common stockholders..............    $  61,745      $  45,222      $  (8,941)
                                                                     =========      =========      =========
Net income (loss) available for common stockholders per share....    $    1.40      $    1.28      $   (0.26)
                                                                     =========      =========      =========

Fully Diluted:
Weighted average shares outstanding for the period...............       40,493         30,234         29,656
 Net effect of dilutive stock options-based on the treasury
      stock method using the year-end market price, if
      higher than average market price...........................
                                                                         3,692             --             --
Common equivalent shares pursuant to Staff Accounting
  Bulletin No. 83................................................           --          4,990          5,166
Assumed conversion of 5 3/4% convertible
  subordinated notes.............................................        1,842             --             --
                                                                     ---------      ---------      ---------
Shares used in computing per share amounts.......................       46,027         35,224         34,822
                                                                     =========      =========      =========
Net income (loss) available for common stockholders..............    $  61,745      $  45,222      $  (8,941)
Add 5 3/4% convertible subordinated note
   interest, net of interest capitalized and income tax effect...          588             --             --
                                                                     ---------      ---------      ---------
Net income (loss) available for common stockholders..............    $  62,333      $  45,222      $  (8,941)
                                                                     =========      =========      =========
Net income (loss) available for common stockholders per share....    $    1.35      $    1.28      $   (0.26)
                                                                     =========      =========      =========
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